Friday, January 27, 2012	Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2011; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, January 27, 2012 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2011.

Selected fourth quarter 2011 highlights

Net income available to common shareholders was $1,183,000, or $0.70 per common share, for its fourth quarter ended December 31, 2011 (fourth quarter 2011), compared with $864,000, or $0.51 per common share, for the third quarter ended September 30, 2011 (third quarter 2011), and $1,123,000, or $0.67 per common share, for the fourth quarter ended December 31, 2010 (fourth quarter 2010).

  Earnings per common share increased $0.19, or 36.92%, to $0.70 versus third quarter 2011, and $0.03, or 5.09%, versus fourth quarter 2010.
  Preferred stock dividends were $64,000, versus $173,000 for third quarter 2011 and $115,000 for fourth quarter 2010.
  Tax equivalent net interest income increased $111,000, or 2.3%, versus third quarter 2011, and increased $295,000, or 6.28%, versus fourth quarter 2010.
  Provision for loan losses was $580,000, versus $180,000 for third quarter 2011 and $380,000 for fourth quarter 2010. Net loan charge-offs were $531,000, versus $132,000 for third quarter 2011 and $307,000 for fourth quarter 2010.
  Non-interest income increased $358,000, or 26.86%, versus third quarter 2011 and increased $68,000, or 4.2%, versus fourth quarter 2010.
  Non-interest expense decreased $286,000, or 6.3%, versus third quarter 2011 and increased $8,000, or 0.2%, versus fourth quarter 2010.
  Non-performing assets decreased $3.1 million, or 22.4%, to $10.8 million, or 1.78% of total assets, versus third quarter 2011 and increased $0.1 million versus fourth quarter 2010. Loans receivable 30 days or more past due increased $0.5 million to $9.6 million, or 2.59% of gross loans, versus third quarter 2011 and increased $0.8 million versus fourth quarter 2010.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Our fourth quarter and full year 2011 results reflect the positive progress we have made. In addition to rigorously managing expenses, we saw growth in each of our business units, as well as significant improvement in credit metrics. We enter 2012 stronger, and focused on profitably growing Salisbury and managing credit risk.”

  2011 earnings up 13.85% over 2010.
  Growth in core businesses.
    Net loans grew $7.9 million during fourth quarter 2011 and $18.3 million for full year 2011.
    Total deposits declined $7.3 million during fourth quarter 2011 and grew $41.0 million for full year 2011.

    Trust and Wealth Advisory assets under management grew $28.3 million, or 8.5%, during fourth quarter 2011 and $16.0 million for full year 2011.
    Mortgage loan sales totaled $14.8 million for fourth quarter 2011, compared with $7.6 million for third quarter 2011.
  Prudent expense control as reflected by a core efficiency ratio of 68.16% for 2011.
  Significant improvement in asset quality resulting from a 22.4% decrease in non-performing assets during fourth quarter, to 1.78% of total assets, down from peak of 2.55% of total assets at June 30, 2011. In addition, during fourth quarter 2011 we acquired possession of a $2.7 million residential property that is under contract for sale.

Selected fiscal year 2011 highlights

  Net income available to common shareholders was $3,643,000, or $2.16 per common share, for 2011 compared with $3,198,000, or $1.89 per common share, for 2010.
  Earnings per common share increased $0.27, or 13.85%, to $2.16.
  Preferred stock dividends were $469,000, versus $462,000 for 2010.
  Tax equivalent net interest income increased $1,323,000, or 7.27%.
  Provision for loan losses was $1,440,000, versus $1,000,000 for 2010. Net loan charge-offs were $1,284,000 and $554,000, respectively, for 2011 and 2010.
  Non-interest income increased $349,000, or 6.6%.
  Non-interest expense increased $526,000, or 3.1%.

Net Interest Income

Tax equivalent net interest income for fourth quarter 2011 increased $111,000, or 2.3%, versus third quarter 2011, and $295,000, or 6.28%, versus fourth quarter 2010. Average total interest bearing deposits increased $3.48 million versus third quarter 2011 and increased $32.2 million, or 8.97%, versus fourth quarter 2010. Average earning assets increased $4.9 million versus third quarter 2011 and decreased $27.7 million, or 5.09%, versus fourth quarter 2010. The net interest margin increased 5 basis points versus third quarter 2011 and increased 4 basis points versus fourth quarter 2010 to 3.48% for fourth quarter 2011.

Non-Interest Income

Non-interest income for fourth quarter 2011 increased $358,000 versus third quarter 2011 and increased $68,000 versus fourth quarter 2010. Trust and Wealth Advisory revenues increased $87,000 versus third quarter 2011 and increased $91,000 versus fourth quarter 2010. The year-over-year revenue increase resulted from growth in managed assets and increased estate fees. Service charges and fees remained flat versus third quarter 2011 and increased $11,000 versus fourth quarter 2010. Income from sales and servicing of mortgage loans increased $250,000 versus third quarter 2011 due to increased volume and decreased $52,000 versus fourth quarter 2010 due to interest rate driven fluctuations in fixed rate residential mortgage loan sales and mortgage servicing valuations. Mortgage loan sales totaled $14.8 million for fourth quarter 2011, $7.6 million for third quarter 2011 and $16.2 million for fourth quarter 2010. Fourth quarter 2011, third quarter 2011 and fourth quarter 2010 included mortgage servicing valuation impairment benefit (expense) of $68,000, ($65,000) and $71,000, respectively. Gains on securities represented the accretion of discounts on called securities.

Non-Interest Expense

Non-interest expense for fourth quarter 2011 decreased $286,000 versus third quarter 2011 and increased $8,000 versus fourth quarter 2010. Net compensation decreased $1,000 versus fourth quarter 2010. Changes in staffing levels and lower production based salaries due to lower mortgage originations reduced costs, while higher health benefits expense, caused by year-over-year premium increases and higher staff utilization, increased pension expenses and higher 401K Plan expense due to the implementation of a Safe Harbor Plan offset the salary decrease. Premises and equipment increased $15,000 versus third quarter 2011 and increased $69,000 versus fourth quarter 2010. The year-over-year increase is due primarily to several facilities renovations, equipment replacement, storm related repairs and asset disposals due to reorganization efforts. Data processing increased $16,000 versus third quarter 2011 and increased $10,000 versus fourth quarter 2010. Third quarter 2011 benefited from a one-time vendor rebate. Professional fees decreased $95,000 versus third quarter 2011 and increased $97,000 versus fourth quarter 2010 due to increased spending on audit, consulting and investment management services. Collections and OREO decreased $82,000 versus third quarter 2011 and $58,000 versus fourth quarter 2010. FDIC insurance decreased $82,000 versus third quarter 2011 and $131,000 versus fourth quarter 2010 due to a favorable change in the assessment method effective June 30, 2011. Other operating expenses increased $39,000 versus third quarter 2011 and $43,000 versus fourth quarter 2010. The year-over-year decrease was due to reductions in other administrative and operational expenses.

The effective income tax rates for fourth quarter 2011, third quarter 2011 and fourth quarter 2010 were 22.01%, 16.44% and 14.27%, respectively.

Loans

Net loans receivable increased $7.9 million during fourth quarter 2011 to $370.8 million at December 31, 2011, compared with $362.9 million at September 30, 2011, and increased $18.3 million for full year 2011, compared with $352.4 million at December 31, 2010.

Asset Quality

Non-performing assets decreased $3.1 million during fourth quarter 2011 to $10.8 million, or 1.78% of assets at December 31, 2011, from $13.9 million, or 2.25% of assets at September 30, 2011, and increased $0.1 million in 2011 from $10.7 million, or 1.87% of assets at December 31, 2010.

The 22.4% decrease in non-performing assets in fourth quarter 2011 resulted from $2.1 million of loans being returned to accrual status, $531,000 of loan charge-offs, $37,000 in OREO sales and $951,000 of loan repayments, offset in part by $520,000 being added to non-accrual status.

At December 31, 2011, 9.0% of non-accrual loans were current with respect to loan payments, compared with 45.7% at September 30, 2011 and 28.9% at December 31, 2010.

Non-performing assets include OREO of $2.7 million (representing one property) at December 31, 2011, compared with $37,000 at September 30, 2011, and $610,000 at December 31, 2010. During fourth quarter 2011 Salisbury acquired title to a residential property that is presently under contract for sale.

Total impaired and potential problem loans decreased $3.7 million, or 12.1%, during fourth quarter 2011 to $26.7 million, or 7.1% of gross loans receivable at December 31, 2011, from $30.5 million, or 8.3% of gross loans receivable at September 30, 2011, and increased $3.4 million for year-to-date 2011 from $23.3 million, or 6.6% of gross loans receivable at December 31, 2010.

Loans past due 30 days or more increased $516,000 during fourth quarter 2011 to $9.7 million, or 2.59% of gross loans receivable at December 31, 2011, from $9.1 million, or 2.50% of gross loans receivable at September 30, 2011, and increased $755,000 in 2011 from $8.9 million, or 2.51% of gross loans receivable at December 31, 2010.

The provision for loan losses for fourth quarter 2011 was $580,000 versus $180,000 for third quarter 2011 and $380,000 for fourth quarter 2010. Net loan charge-offs were $531,000, $132,000 and $307,000, for the respective periods. Loan charge-offs for fourth quarter 2011 related to the aforementioned residential property and other non-performing loans. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.09%, versus 1.10% for third quarter 2011 and 1.10% for fourth quarter 2010.

Salisbury has cooperative relationships with the vast majority of its non-performing loan customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program and repaid the $8.8 million of capital received in 2009 from the U.S. Treasury’s Capital Purchase Program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $12.9 million and to augment its regulatory capital ratios.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2011 the Bank’s Tier 1 leverage and total risk-based capital ratios were 7.77% and 13.07%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 9.45% and 15.88%, respectively. At December 31, 2011, Salisbury’s assets totaled $609 million. Book value and tangible book value per common share were $30.12 and $23.69, respectively. Tangible book value excludes goodwill and core deposit intangibles.

Fourth quarter 2011 dividend

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their January 27, 2012 meeting. The dividend will be paid on February 24, 2012 to shareholders of record as of February 10, 2012.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands except ratios and per share amounts)

(unaudited)

	Three month period ended December 31,		Twelve month period ended December 31,
STATEMENT OF INCOME	2011	2010	2011	2010
Interest and dividend income	$6,029	$6,200	$24,044	$24,656
Interest expense	1,292	1,758	5,559	7,497
Net interest and dividend income	4,737	4,442	18,485	17,159
Provision for loan losses	580	380	1,440	1,000
Trust and wealth advisory	686	595	2,548	2,102
Service charges and fees	534	523	2,090	2,006
Gains on sales of mortgage loans, net	318	373	687	816
Mortgage servicing, net	74	71	65	97
Gain on securities, net	—	—	11	16
Other	79	61	255	270
Non-interest income	1,691	1,623	5,656	5,307
Salaries	1,768	1,827	6,970	6,816
Employee benefits	574	516	2,493	2,253
Premises and equipment	597	528	2,330	2,099
Data processing	382	372	1,410	1,452
Professional fees	212	115	1,099	1,364
Collections and OREO	70	128	590	191
FDIC insurance	55	186	596	735
Marketing and community contributions	98	119	343	319
Amortization of core deposit intangibles	56	56	222	222
Other	437	394	1,586	1,662
Non-interest expense	4,249	4,241	17,639	17,113
Income before income taxes	1,599	1,444	5,062	4,353
Income tax provision	352	206	950	693
Net income	$1,247	$1,238	$4,112	$3,660
Net income available to common shareholders	$1,183	$1,123	$3,643	$3,198
Per common share
Basic and diluted earnings	$0.70	$0.67	$2.16	$1.89
Common dividends paid	0.28	0.28	1.12	1.12
Statistical data
Tax equivalent net interest and dividend income	4,993	4,698	19,516	18,193
Net interest margin (tax equivalent)	3.48%	3.44%	3.51%	3.37%
Efficiency ratio (tax equivalent)	62.83	65.55	68.16	71.56
Return on average assets	0.77	0.77	0.62	0.56
Effective tax rate	22.01	14.27	18.77	15.92
Return on average common shareholders’ equity	9.21	9.25	7.38	6.93
Weighted average equivalent common shares outstanding, diluted	1,689	1,688	1,689	1,688

Salisbury Bancorp, Inc.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands except ratios and per share amounts)

(unaudited)

FINANCIAL CONDITION	December 31, 2011	December 31, 2010	December 31, 2009
Total assets	$609,284	$575,470	$562,347
Loans receivable, net	370,766	352,449	327,257
Allowance for loan losses	4,076	3,920	3,473
Securities	155,794	153,511	151,125
Cash and cash equivalents	36,886	26,908	43,298
Goodwill and intangible assets, net	10,849	11,071	11,293
Demand (non-interest bearing)	82,202	71,565	70,026
Demand (interest bearing)	66,332	63,258	45,633
Money market	124,566	77,089	64,477
Savings and other	94,503	93,324	84,528
Certificates of deposit	103,703	125,053	153,539
Deposits	471,306	430,289	418,203
Federal Home Loan Bank advances	54,615	72,812	76,364
Repurchase agreements	12,148	13,190	11,415
Shareholders' equity	66,862	55,016	52,355
Non-performing assets	10,819	10,751	7,720
Per common share
Book value	$30.12	$27.37	$25.81
Tangible book value	23.69	20.81	19.12
Statistical data
Non-performing assets to total assets	1.78%	1.87%	1.37%
Allowance for loan losses to total loans	1.09	1.10	1.05
Allowance for loan losses to non-performing loans	50.47	38.65	46.64
Common shareholders' equity to assets	10.97	9.56	7.74
Tangible common shareholders' equity to assets	6.57	6.10	5.73
Tier 1 leverage capital	9.45	8.39	8.39
Total risk-based capital	15.88	13.87	12.86
Common shares outstanding, net (period end)	1,689	1,688	1,687